CONFIDENTIAL

AMENDMENT 1

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of October 21, 2020:

Term	Means
“Existing Agreement”	The Transfer Agency and Services Agreement between ALPS and the Trust dated September 30, 2015
“ALPS”	ALPS Fund Services, Inc.
“Trust”	Clough Funds Trust

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS Fund Services, Inc.		Clough Funds Trust

By:	/s/ Michael Sleightholme	By:	/s/ Bradley J. Swenson
Name:	Michael Sleightholme	Name:	Bradley J. Swenson
Title:	Authorized Representative	Title:	President

Schedule A to this Amendment

Amendments

Effective as of October 21, 2020, the Existing Agreement is amended as follows:

1.	Section 24 of the Existing Agreement is deleted in its entirety and replaced with the Section 24 below:

24.       Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Fund Services, Inc.

1290 Broadway, Suite 1000

Denver, Colorado 80203

Attn: General Counsel

To the Trust:

Clough Funds Trust

1290 Broadway, Suite 1000

Denver, Colorado 80203

Attn: Secretary

2.	Appendix B is deleted in its entirety and replaced with the Appendix B below:

APPENDIX B

TRANSFER AGENCY SERVICES

INVESTOR SERVICES

●	Handle 800-line phone call on recorded lines

●	Coordinate fulfillment process

●	Compile monthly reports on call statistics

●	Provide automated telephone services via IVR system

TRANSFER AGENCY

●	Establish and maintain shareholder accounts

●	Process and record purchase and redemption orders

●	Process dividends and capital gain distributions

●	Perform NSCC processing

●	Produce and mail confirmations and account statements

●	Process year-end shareholder tax reporting

●	Perform required AML and CIP services

●	Provide client branded investor site

●	Maintain and coordinate Blue Sky registration

ALPS MUTUAL FUND PROFILE SERVICE (MFPS II) SERVICES

●	Work directly with the DTCC to establish the service

●	Initial setup of all Fund Classes, Fund Portfolios, and individual CUSIPs in the MFPSII Database

○	Includes find info, minimums, fees, expenses, loads (if applicable), fund type, dividend information, blue sky eligibility, LOI rules, CDSC setup, etc.

●	Monitor all prospectus updates to ensure ongoing accuracy with above items

●	Setup of new funds/classes/CUSIPs that are launched by the Fund

●	Updating of all fund changes on items above

●	Fielding specific questions from broker/dealers

●	Ongoing accuracy review

●	Direct contact with DTCC on any escalated issues

3.	Section 1 of the Fee Schedule – Compensation is deleted in its entirety and replaced with the amended Section 1 of the Fee Schedule – Compensation below:

1.       Transfer Agency Services (Appendix B)

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.